Exhibit 99.1

           Ibis Technology Announces Unexpected Death of CEO

    DANVERS, Mass.--(BUSINESS WIRE)--Nov. 5, 2007--Ibis Technology Corporation (Nasdaq: IBIS), today announced that Chief Executive Officer Charles M. McKenna died unexpectedly last Friday, November 2. Martin Reid, chairman and former CEO, stated, "We at Ibis are shocked and greatly saddened by Chuck's unexpected and untimely passing. He was dedicated to the success of Ibis and a true industry leader in the worldwide semiconductor industry. We will miss him greatly as a colleague and friend. Our thoughts and sympathies are with his family at this difficult time."

    Reid added, "I will continue in my role at Ibis and expand my day-to-day efforts at the Company as we remain focused on our SOI technology and SIMOX development." The Company's Board of Directors will be evaluating alternatives concerning the next steps necessary for Ibis Technology Corporation.

    About Ibis Technology

    Ibis Technology Corporation is a leading provider of oxygen implanters for the production of SIMOX-SOI
(Separation-by-Implantation-of-Oxygen Silicon-On-Insulator) wafers for the worldwide semiconductor industry. Headquartered in Danvers, Massachusetts, Ibis Technology is traded on Nasdaq under the symbol IBIS. Information about Ibis Technology Corporation and SIMOX-SOI is available on the Ibis web site at www.ibis.com.

    CONTACT: Ibis Technology Corporation
             William J. Schmidt, 978-777-4247
             Chief Financial Officer